Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Third Quarter 2015 Financial Results

LEAWOOD, KANSAS, USA - October 21, 2015 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2015 financial results.

Euronet reports the following consolidated results for the third quarter 2015 compared with the same period of 2014:

•	Revenues of $481.4 million, a 6% increase from $453.4 million (20% increase on a constant currency(1) basis).

•	Operating income of $70.3 million, a 39% increase from $50.7 million (63% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $91.2 million, a 25% increase from $73.1 million (45% increase on a constant currency basis).

•	Net income attributable to Euronet of $31.3 million or $0.57 diluted earnings per share, compared with net income of $35.0 million or $0.64 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $1.04, a 30% increase from $0.80.

•	Transactions of 704 million, a 7% increase from 655 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"We had an exceptional third quarter, highlighted by adjusted cash earnings per share of $1.04, a 30% year-over-year increase and for the first time in our history we produced a dollar or more per share in a single quarter," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "On a constant currency basis, operating income grew 63%, driven by double-digit contributions from all three segments. Money transfer continued to deliver double-digit organic growth, including strong performance from Walmart-2-Walmart, together with the benefits of our recent acquisitions of IME and XE. EFT's strong third quarter was the result of seasonally higher transactions made possible by a continued focus on ATM and POS network expansion, and epay achieved its fourth consecutive quarter of double-digit operating income growth from continued expansion of non-mobile content."

The Company produces approximately 70% of its revenue outside of the United States and, therefore, when the results were translated to U.S. dollars, foreign currency fluctuations significantly impacted the Company's third quarter reported results. As compared to the U.S. dollar, year-over-year, the Australian dollar declined by 22%, the euro, the Hungarian forint and the Polish zloty each declined by 16%, and the British pound and Indian Rupee each declined by 7%. Consistent with previous periods, constant dollar growth rates have been presented to isolate the impact of the foreign currency changes and present the underlying fundamental growth of the business.

Segment and Other Results
The EFT Processing Segment reports the following results for the third quarter 2015 compared with the same period or date in 2014:

•	Revenues of $118.9 million, an 11% increase from $107.5 million (29% increase on a constant currency basis).

•	Operating income of $40.3 million, an 18% increase from $34.2 million (39% increase on a constant currency basis).

•	Adjusted EBITDA of $48.4 million, a 14% increase from $42.4 million (34% increase on a constant currency basis).

•	Transactions of 348 million, an 8% increase from 321 million.

•	Operated 21,128 ATMs as of September 30, 2015, a 7% increase from 19,808.

Constant currency revenue, operating income and adjusted EBITDA growth was the result of a 7% expansion of the ATM network and an 8% growth in transactions, primarily in Europe and India, including an increase in the number of value added transactions on both ATMs and point-of-sale terminals.

The year-over-year change in ATM count was driven by the deployment of approximately 2,850 new ATMs across Europe and India, partially offset by the termination of approximately 1,300 loss-generating ATMs in China and the temporary winterization of approximately 250 more seasonal ATMs in the third quarter 2015 versus the prior year. Excluding the Chinese contract termination, ATMs and transactions would have grown 13% each.

Revenue, operating income and adjusted EBITDA growth outpaced ATM and transaction growth due to higher sales of value added products which earn a higher margin per transaction relative to other EFT products.

The epay Segment reports the following results for the third quarter 2015 compared with the same period or date in 2014:

•	Revenues of $174.6 million, an 11% decrease from $195.1 million (5% increase on a constant currency basis).

•	Operating income of $14.7 million, a 19% increase from $12.4 million (38% increase on a constant currency basis).

•	Adjusted EBITDA of $17.4 million, a 6% increase from $16.4 million (23% increase on a constant currency basis).

•	Transactions of 337 million, a 5% increase from 320 million.

•	Point-of-sale ("POS") terminals of approximately 665,000 as of September 30, 2015, compared with approximately 667,000 as of September 30, 2014.

•	Retailer locations of approximately 312,000 as of September 30, 2015, a 6% increase from approximately 295,000.

epay constant currency revenue, operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile content transaction declines. The third quarter results include exceptionally high and unexpected volume related to promotional activities of a non-mobile brand partner which resulted in approximately a four cent benefit to the Company's adjusted cash earnings per share. Promotional activities by content partners are difficult to predict and, accordingly, it is uncertain whether the Company will realize a similar level of benefit from any future promotional activities.

The increase in transactions was largely driven by growth in India, Germany, Australia, New Zealand and the Middle East, partially offset by declines in Brazil and the U.K.

The Money Transfer Segment reports the following results for the third quarter 2015 compared with the same period or date in 2014:

•	Revenues of $188.2 million, a 24% increase from $151.2 million (33% increase on a constant currency basis).

•	Operating income of $23.7 million, an 88% increase from $12.6 million (110% increase on a constant currency basis).

•	Adjusted EBITDA of $30.7 million, a 55% increase from $19.8 million (72% increase on a constant currency basis).

•	Total transactions of 19.0 million, a 40% increase from 13.6 million.

•	Network locations of approximately 287,000 as of September 30, 2015, a 19% increase from approximately 241,000.

Money Transfer constant currency revenue, operating income, adjusted EBITDA and transaction growth was driven by double-digit organic growth across the existing Ria business, including the April 2014 launch of the Walmart-2-Walmart product, the June 2015 acquisition of Malaysian-based money transfer provider, IME, and the July 2015 acquisition Canadian-based foreign exchange information provider, XE. The money transfer results also include the benefits of a one-time pricing and margin opportunity related to wider spreads driven by a foreign currency market dislocation on a currency pair in one market, which resulted in approximately a three cent benefit to the Company's adjusted cash earnings per share.

Money transfers grew 46% and non-transfer transactions such as bill payment and international mobile recharge grew 5%, resulting in total transaction growth of 40%.

Corporate and Other reports $8.4 million of expense for the third quarter 2015 compared with $8.5 million for the third quarter 2014.

Balance Sheet and Financial Position
Unrestricted cash on hand was $528.8 million as of September 30, 2015, compared to $538.1 million as of June 30, 2015. Cash decreased as a result of cash paid for capital expenditures, the timing of payments in the epay and money transfer segments and the acquisition of XE, partially offset by cash flows generated from operations and borrowings on the revolving credit facility. Total indebtedness was $467.5 million as of September 30, 2015, compared to $436.1 million as of June 30, 2015. Debt increased primarily as a result of stocking ATMs with cash to cover seasonal peaks and the acquisition of XE.

Guidance
The Company currently expects adjusted cash earnings per share for the fourth quarter 2015, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.92.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 22, 2015, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 21,128 ATMs, approximately 96,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 49 countries; card software solutions; a prepaid processing network of approximately 665,000 POS terminals at approximately 312,000 retailer locations in 34 countries; and a global money transfer network of approximately 287,000 locations serving 147 countries. With corporate headquarters in Leawood, Kansas, USA, and 56 worldwide offices, Euronet serves clients in approximately 165 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2015	2014

Revenues	$481.4	$453.4

Operating expenses:
Direct operating costs	282.3	274.8
Salaries and benefits	67.1	64.6
Selling, general and administrative	43.7	44.0
Depreciation and amortization	18.0	19.3
Total operating expenses	411.1	402.7
Operating income	70.3	50.7

Other income (expense):
Interest income	0.5	0.8
Interest expense	(6.7)	(3.1)
Other expense	(0.1)	—
Foreign currency exchange loss	(16.0)	(0.7)
Total other expense, net	(22.3)	(3.0)
Income before income taxes	48.0	47.7

Income tax expense	(16.7)	(12.8)

Net income	31.3	34.9
Net loss attributable to noncontrolling interests	—	0.1
Net income attributable to Euronet Worldwide, Inc.	$31.3	$35.0

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.57	$0.64

Diluted weighted average shares outstanding	54,544,763	54,619,793

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2015	December 31,
	(unaudited)	2014

ASSETS
Current assets:
Cash and cash equivalents	$528.8	$468.0
Restricted cash	40.7	68.0
Inventory - PINs and other	56.4	85.7
Trade accounts receivable, net	330.1	375.6
Prepaid expenses and other current assets	130.9	108.6

Total current assets	1,086.9	1,105.9

Property and equipment, net	149.5	125.3
Goodwill and acquired intangible assets, net	860.4	758.2
Other assets, net	68.9	62.2

Total assets	$2,165.7	$2,051.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$836.4	$835.5
Short-term debt obligations	14.2	13.4

Total current liabilities	850.6	848.9

Debt obligations, net of current portion	449.3	410.4
Capital lease obligations, net of current portion	4.0	2.1
Deferred income taxes	44.1	39.0
Other long-term liabilities	20.1	18.3

Total liabilities	1,368.1	1,318.7

Equity	797.6	732.9

Total liabilities and equity	$2,165.7	$2,051.6

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2015

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$31.3

Add: Income tax expense					16.7
Add: Total other expense, net					22.3

Operating income (expense)	$40.3	$14.7	$23.7	$(8.4)	$70.3

Add: Depreciation and amortization	8.1	2.7	7.0	0.2	18.0
Add: Share-based compensation	—	—	—	2.9	2.9

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$48.4	$17.4	$30.7	$(5.3)	$91.2

	Three months ended September 30, 2014

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$34.9

Add: Income tax expense					12.8
Add: Total other expense, net					3.0

Operating income (expense)	$34.2	$12.4	$12.6	$(8.5)	$50.7

Add: Depreciation and amortization	8.0	4.0	7.2	0.1	19.3
Add: Share-based compensation	0.2	—	—	2.9	3.1

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$42.4	$16.4	$19.8	$(5.5)	$73.1

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2015	2014

Net income attributable to Euronet Worldwide, Inc.	$31.3	$35.0

Foreign currency exchange loss	16.0	0.7
Intangible asset amortization	6.3	7.2
Share-based compensation	2.9	3.1
Income tax effect of above adjustments	(1.4)	(2.4)
Non-cash interest accretion	2.5	—
Non-cash GAAP tax (benefit) expense	(0.4)	0.3

Adjusted cash earnings(1)	$57.2	$43.9

Adjusted cash earnings per share - diluted(1)	$1.04	$0.80

Diluted weighted average shares outstanding (GAAP)	54,544,763	54,619,793

Effect of unrecognized share-based compensation on diluted shares outstanding	279,563	315,848
Adjusted diluted weighted average shares outstanding	54,824,326	54,935,641

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.